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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in the prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form SB-2 of our report dated January 14, 2004, except for Note 15 as to which the date is March 4, 2004, relating to the consolidated financial statements of Xenonics Holdings, Inc. as of September 30, 2003 and December 31, 2002 and for the nine month period and year then ended, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement


/s/ Windes & McClaughry Accountancy Corporation


Long Beach, California
August 14, 2004